                                                                    EXHIBIT 99.1

                      COLE NATIONAL ANNOUNCES FIRST QUARTER

                            FISCAL YEAR 2004 RESULTS


     CLEVELAND, OHIO, JUNE 8, 2004 -- Cole National Corporation (NYSE: CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation's largest providers of managed vision care benefits, today announced results for the first quarter ended May 1, 2004. The Company filed its Form 10-Q for the quarter on June 7, 2004.

          FINANCIAL AND OPERATING HIGHLIGHTS

          - Revenue rose in the first quarter of fiscal 2004 to $307.7 million from $288.2 million in the first quarter of fiscal 2003. The Company reported a net loss of $0.5 million, or $0.03 per diluted share, compared to a net loss of $6.4 million, or $0.39 per diluted share, for the same period in 2003.

          - The first quarter's pre-tax results include $6.7 million in unusual items - including expenses related to the Company's evaluation of strategic alternatives - compared to $6.9 million in last year's first quarter.

          - Overall, same store sales in the Company's vision segment increased 5.7% in the first quarter of 2004.

          - Same store sales in the Company's gift segment, Things Remembered, increased 6.5% in the first quarter of 2004.


     Larry Pollock, President and CEO, commented, "Cole National's improved operating and financial results for the first quarter of fiscal 2004 were led by the strong performance of Cole Licensed Brands, Cole Managed Vision, and Things Remembered. We are pleased that, within Cole Licensed Brands, Sears Optical, Target Optical and BJ's Optical each realized solid increases in same store sales.

     "Overall, same store sales at Cole Licensed Brands rose 7.3% in the first quarter, although it should be noted that last year's results were impacted by the weak economy, the onset of the war in Iraq and unfavorable weather. Same store sales rose 5.0% at Sears Optical in this year's first quarter. Spectacle transactions increased 2.1%, driven by more aggressive promotional activity, while the average sale per spectacle transaction rose 2.0%, driven by a variety of factors, including the continued sale of premium frames and lenses and additional features such as non-glare coatings.

     "At Target Optical, we continued to focus on providing Target guests the fashionable products they are seeking at reasonable prices. Same store sales rose 17.0% and the average spectacle transaction price increased 6.6%. As previously announced, we closed 25 underperforming Target Optical stores during the first quarter.

     "Same store sales at BJ's Optical increased 20.0% in the first quarter. This success reflects our increasingly effective in-store presentation, which calls out fashion and value to the customer.

     "Pearle Vision's same store sales in the U.S. company-owned stores increased 1.4% for the quarter, driven by modest increases in the number of transactions and the average transaction amount and higher exam fees. Same store sales increased 0.2% in franchise stores, and, on a combined basis, Pearle Vision's same store sales increased 0.7% in the first quarter of fiscal 2004. We began to realize improvements in productivity from the new automated manufacturing equipment we installed in our Dallas central lab last year. As expected, the new equipment lowered our manufacturing costs and decreased breakage. The Pearle Vision Preferred Credit Card, which enables us to provide extended payment terms to our customers for up to six months at no cost, continued to be effective, accounting for almost 11% of all sales at the company-owned stores during the period.

     "We are very pleased with the increase in revenue generated by Cole Managed Vision during the first quarter. This performance was driven by an increase in the number of capitated plans sold to employers, health plans and associations, increases in revenues from capitated and existing fee-for-service programs, and increased laser procedure volume. Cole Managed Vision's results were further improved by lower benefit utilization of funded programs than in last year's first quarter."

     Mr. Pollock continued, "Things Remembered performed well during the quarter, increasing same store sales 6.5% while the average transaction rose 9.0%. More effective sales efforts by our associates, the wide variety of popular new items we introduced, and higher levels of personalization all contributed to these increases. Among the new products that have been particularly well received are our exclusively designed Pave Heart Collection, which includes women's jewelry, accessories, picture frames and albums, all with an integrated look, and a new offering of canvas and leather totes and backpacks. Things Remembered's direct business, which includes catalogs and the Internet, continued to expand during the period, in part as a result of the many effective online partnerships we have established."

UPDATE ON PENDING MERGER WITH LUXOTTICA

     As described in the Company's press release dated June 2, 2004 and its proxy statement dated June 4, 2004, Cole National's Board of Directors unanimously approved an amendment to its merger agreement with Luxottica Group S.p.A. and set July 20, 2004 as the date of its annual meeting of stockholders to consider the Luxottica merger agreement and the election of directors.

FINANCIAL RESULTS FOR FIRST QUARTER

     Revenues for the first quarter of fiscal 2004 rose 6.7% to $307.7 million from $288.2 million during the first quarter of fiscal 2003 as a result of a 5.9% increase in overall same store sales and an increase in managed vision care revenues. Both of the Company's business segments delivered strong same store sales increases, with Cole Vision's rising 5.7% and Things Remembered's rising 6.5%.

     The gross margin rate for the first quarter of 2004 was flat to last year's first quarter at 63.0%. Things Remembered's gross margin rate increased in the first quarter of 2004 to 72.8% from 72.5% in last year's first quarter as a result of an increase in personalization sales, which carry a high gross margin rate. Cole Vision's gross margin rate for the first quarter of 2004 was 60.7%, compared to 60.8% in the first quarter of 2003, and was impacted by many factors, including increased sales of higher cost premium lenses and frames; increased sales of annual supplies of contact lenses; and a higher mix of sales to franchisees. Partially offsetting these trends were lower benefit utilization by funded plan members at Cole Managed Vision, a reduction in the reserve percentage used for managed vision underwriting gains to reflect recent experience, and lower manufacturing costs at Pearle Vision.

     Operating expenses as a percent to sales improved to 62.0% for the first quarter of 2004 compared to 63.9% in the same period last year. The improvement was driven by store expense productivity gains, including payroll in Cole Licensed Brands and Things Remembered stores and leverage gains in administrative expenses at Cole Managed Vision. These improvements were partially offset by the $2.1 million charge associated with the closing of 25 underperforming Target stores.

     The first quarter 2004 net loss was $0.03 per diluted share compared to a net loss of $0.39 per diluted share last year. The improvement was driven by improved operating results in both operating segments and an increased tax benefit as compared to last year. These trends were partially offset by higher foreign currency translation losses and lower interest income as a result of the repayment in the fourth quarter of fiscal 2003 of certain loans previously made by the Company.

AMENDMENT OF FORM 10-K FOR THE 2003 FISCAL YEAR

     The Company filed a Form 10-K/A on June 2, 2004 for the fiscal year ended January 31, 2004 primarily to correct an error in its consolidated statement of cash flows, resulting in the reclassification of certain prior year amounts between cash flows from operating activities and cash flows from financing activities. The Company's balance sheet, statement of operations and reported cash balances were not affected.

NON-GAAP FINANCIAL MEASURE

     As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure of performance at stores open at least 12 months, which includes deferred warranty sales on a cash basis and undelivered customer orders, and does not reflect provisions for returns, remakes, and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company's reports. A reconciliation of same store sales to revenue is set forth in Schedule II.

CERTAIN OPERATING AND EXPENSE TRENDS

     Same store sales in the Company's vision segment experienced increases in the first quarter of 2004 ranging from strong double-digit increases at Target Optical and BJ's Optical to low single-digit increases at Pearle Vision. Same store sales increases were generally stronger in February and March than in April, when the Company's vision segment experienced a weakening of same store sales. This trend continued in May, the first month of the second quarter of 2004, when same store sales in the Company's vision segment experienced declines in the mid-single digits. Things Remembered experienced same store sales increases in May in the low single-digits. There can be no assurance that these same store sales trends will continue for the remainder of the second quarter of 2004 or the remainder of the fiscal year.

     Costs associated with the California litigation, the merger agreement with Luxottica Group and compliance with the FTC's request for additional information and documentary material with respect to the Luxottica Merger, and the SEC investigation are expected to continue in fiscal 2004. However, many of the unusual expenses, such as settlement of stockholder litigation and restatement audit fees, are not expected to recur. Although there can be no assurances as to the improvement in same store sales trends, the Company believes its profit performance will improve in fiscal 2004 as a result of revenue growth, expense controls and the non-recurrence of the aforementioned unusual expenses.

CONFERENCE CALL INFORMATION

     Cole National's management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss the first-quarter results. Investors and interested parties may listen to the call via www.colenational.com and www.streetevents.com.

ABOUT COLE NATIONAL

     Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 727 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,496 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

FORWARD LOOKING STATEMENT

     The Company's expectations and beliefs concerning the future contained in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, risks that stockholder approval may not be obtained for the Luxottica merger, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, uncertainties as to whether any transaction will be entered into with Moulin or, if entered into, will be consummated, fluctuations in exchange rates, liquidity and financial condition such as risks associated with potential adverse consequences of the restatement of the Company's financial statements, including those resulting from litigation or government investigations, restrictions or curtailment of the Company's credit facility and other credit situations, costs and other effects associated with the California litigation, the timing and achievement of improvements in the operations of the optical business, the results of Things Remembered, which is highly dependent on the fourth quarter holiday season, the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations, the actual utilization of Cole Managed Vision funded eyewear programs, the success of new store openings and the rate at which new stores achieve profitability, the Company's ability to select, stock and price merchandise attractive to customers, success of systems development and integration, costs and other effects associated with litigation, competition in the optical industry, integration of acquired businesses, economic and weather factors affecting consumer spending, operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods, the Company's relationships with host stores, franchisees, and managed care clients, the mix of goods sold, pricing and other competitive factors, and the seasonality of the Company's business. The Company does not assume any obligation to update the forward looking statements in this press release.

                                   SCHEDULE I


                                  FIRST QUARTER

                              RESULTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                                   13 WEEKS ENDED
                                                        ------------------------------------
                                                             MAY 1,              MAY 3,
                                                             2004                2003
                                                        ----------------    ----------------
                                                                     UNAUDITED
                                                        ------------------------------------
Net revenues                                             $      307,652      $      288,249

Cost of revenues                                                113,866             106,592
Operating expenses                                              190,842             184,188
                                                        ----------------    ----------------
     Total costs and expenses                                   304,708             290,780

Operating income (loss)                                           2,944              (2,531)

Interest expense                                                  6,327               6,388
Interest and other (income) expense, net                              2                (907)
                                                        ----------------    ----------------

Income (loss) before income taxes                                (3,385)             (8,012)

Income tax provision (benefit)                                   (2,910)             (1,601)
                                                        ----------------    ----------------

Net income (loss)                                        $         (475)     $       (6,411)
                                                        ================    ================

Earnings (loss) per common share
     Basic                                               $        (0.03)     $        (0.39)
     Diluted                                             $        (0.03)     $        (0.39)

Weighted average shares
     Basic                                                       16,749              16,304
     Diluted                                                     16,749              16,304



-------------------------------------------------------------------------------

                               FINANCIAL POSITION
                               ------------------
                                 (in thousands)

                                                                  MAY 1,              MAY 3,          JANUARY 31,
                                                                  2004                2003                2004
                                                             ----------------    ----------------    ----------------
                                                                         UNAUDITED
                                                             ------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                $       65,253      $       29,464      $       59,184
     Accounts and notes receivable, net                               59,575              61,487              57,884
     Inventories                                                     124,186             134,013             120,927
     Prepaid expenses and other current assets                        58,705              55,604              59,868
                                                             ----------------    ----------------    ----------------
         Total current assets                                        307,719             280,568             297,863

Property and equipment, net                                          115,476             121,336             118,402

Intangible and other non-current assets, net                         225,999             250,906             228,235
                                                             ----------------    ----------------    ----------------

         Total assets                                         $      649,194      $      652,810      $      644,500
                                                             ================    ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                        $        1,613      $        5,235      $        5,608
     Accounts payable                                                 73,507              70,990              61,180
     Accrued liabilities and other                                   103,314             113,637             108,166
     Deferred revenue                                                 42,159              39,239              41,122
                                                             ----------------    ----------------    ----------------
         Total current liabilities                                   220,593             229,101             216,076

Long-term debt, net of current portion                               282,163             281,781             284,229

Other long-term liabilities                                           39,315              42,053              37,979

Deferred revenue, long-term                                           12,771              12,292              12,129

Stockholders' equity                                                  94,352              87,583              94,087
                                                             ----------------    ----------------    ----------------

         Total liabilities and stockholders' equity           $      649,194      $      652,810      $      644,500
                                                             ================    ================    ================


--------------------------------------------------------------------------------

Certain prior year amounts in the statements above have been reclassified to conform with the current year's presentation.

                                   SCHEDULE II


                         SAME-STORE SALES RECONCILIATION
                         -------------------------------
                                ($ in thousands)

                                                                13 WEEKS
                                                                  ENDED
                                                                  MAY 1,
                                                                   2004
                                                                ---------

Current year same-store sales                                   $ 266,533

Prior year same-store sales                                       251,695

Percent change                                                       5.9%

Current year same-store sales                                   $ 266,533

Adjustment for:
Sales at new and closed stores                                      2,638
Deferred revenue                                                   (1,679)
Order vs. customer receipt                                         (1,788)
Returns, remakes and refunds                                         (519)
Other                                                                  39
                                                                ---------

    Store sales                                                   265,224

Nonstore revenues                                                  51,677

Intercompany eliminations                                          (9,249)
                                                                ---------

GAAP Basis Net Revenue                                          $ 307,652
                                                                =========








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